EXHIBIT 5.2


INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
2 CUPANIA CIRCLE
MONTEREY PARK, CA  91755-7431

Date:  MAY 06 1997                 Employer Identification Number:
                                        94-1681731
BANK OF AMERICA NT & SA            File Folder Number:
C/O MELISSA L. BILSTAD                  940009510
BANK OF AMERICA NT&SA              Person to Contact:
P O BOX 37000                           MARGO FLETCHER
SAN FRANCISCO, CA  94137           Contact Telephone Number:
                                        (213) 725-2531
                                   Plan Name:
                                        BANKAMERICA 401 K INVESTMENT PLAN

                                   Plan Number: 001

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated 3/28/97. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

         This determination letter is applicable for the amendment(s) dated on 12/5/95 & 3/10/96.

         This determination letter is also applicable for the amendment(s) dated on 12/7/95 & 8/15/96.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

BANK OF AMERICA NT & SA

         This plan satisfies the minimum coverage requirements on the basis of the average benefit test in section 410(b)(2) of the Code.

         This plan  satisfies the  nondiscrimination  in amount  requirement  of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a general test described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amend-ments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b)of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This plan also satisfies the requirements of section 1.401(a)(4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

         Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).

         Based on the information supplied, we have determined that your plan meets the requirements of section 401(k) of the Internal Revenue Code.

         The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours,


                                /s/ STEVEN A. JENSEN
                                ---------------------
                                    Steven A. Jensen
                                    District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
         For Employee Benefit Plans
Addendum